UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 24, 2011
Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 394-2800
N/A

(Former name or former address, if changed since last report).
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) 2011 Compensation and Awards.
A. Base Salaries for 2011
     The named officers’ base salaries for 2011 are as follows: L. Patrick Hassey, Chairman and Chief Executive Officer — $937,300; Richard J. Harshman, President and Chief Operating Officer — $620,000; Jon D. Walton, Executive Vice President, Human Resources, Chief Legal and Compliance Officer and Corporate Secretary — $440,840; Dale G. Reid, Senior Vice President, Finance and Principal Financial Officer — $350,000; and Terry L. Dunlap, Group President, ATI Flat-Rolled Products and ATI Allegheny Ludlum Business Unit President — $412,000.
B. Annual Incentive Plan for 2011
     The Personnel and Compensation Committee of the Board of Directors (the “Committee”) of Allegheny Technologies Incorporated (the “Company”) set performance goals and opportunities for the 2011 fiscal year under the Annual Incentive Plan (“AIP”) at its meeting on February 24, 2011. For Messrs. Hassey, Harshman, Walton and Reid, attainment of performance goals for determining individual AIP bonuses will be based entirely on the degree to which the Company as a whole attains predetermined levels of the following performance measures with the relative weighting as shown below:

Relative
Predetermined Levels of:	Weight

Operating earnings	40%
Operating cash flow	30%
Manufacturing Improvements	10%
• Inventory Turns (5%)
• Yield Improvements (5%)
Safety and Environmental Compliance	10%
• Lost time incidents (5%)
• Recordable Incidents (5%)
Customer Responsiveness	10%
• Delivery performance (5%)
• Quality/Complaints (5%)
For Mr. Dunlap, attainment of the performance goals for determining his AIP bonus will be based 35% on the degree to which the Company as a whole attains the foregoing predetermined performance levels with relative weighting and 65% on the degree to which ATI Allegheny Ludlum attains the foregoing predetermined performance levels and same relative weighting.

          The individual AIP opportunities are granted at “Threshold,” “Target” and “Maximum” levels, which are predetermined levels of achievement of the performance goals and are expressed as a percentage of base salary. The Committee also determined that the AIP for 2011 provides appropriate stretch at threshold, target and maximum performance levels. The respective percentages of base salary paid to the named officers under the 2011 AIP based on the relative levels of achievement are as follows:

Name	Threshold	Target	Maximum
L. Patrick Hassey	87.5%	175%	350%
Richard J. Harshman	62.5%	125%	250%
Jon D. Walton	50%	100%	200%
Dale G. Reid	40%	80%	160%
Terry L. Dunlap	40%	80%	160%
          Under the AIP, the Committee retains negative discretion to reduce actual amounts payable to each individual by up to 20% if the individual does not achieve goals determined appropriate by the Committee. The Committee also has the discretion to pay additional amounts as annual bonus if it determines that such additional amounts are warranted under the circumstances, including achieving financial performance in excess of the Maximum performance goals set for the year. No discretionary additional amount would be performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.
     No AIP will be paid to the named individuals if operating earnings are below the predetermined minimum. In addition, a prerequisite to any award under AIP, as well as under the long term plans discussed below, is compliance with the Company’s Corporate Guidelines for Business Conduct and Ethics.
C. Long-Term Incentive Programs with Performance Measurement Periods Beginning in 2011
     At its February 24, 2011 meeting, the Committee awarded shares of Company common stock under the Performance/Restricted Stock Program (“PRSP”) subject to the restrictions and performance features described below. Also, the Committee established a performance measurement period under the Company’s Total Shareholder Return Incentive Compensation Program (“TSRP”) measuring total shareholder return for the period January 1, 2011 through and including December 31, 2013 and determined award opportunity levels for that period. In addition, the Committee established a performance measurement period for the period January 1, 2011 through December 31, 2013 under the Company’s Key Executive Performance Plan (“KEPP”) and set performance goals and award opportunities under the KEPP. The Company does not grant stock options as part of the long-term incentive program.
     (1) PRSP
     The Committee determined that grants of Company common stock under the PRSP in 2011 provide an appropriate balance between pay-for-performance and executive retention and would be subject to the following restrictions and performance features.

     One half of the number of shares granted to an individual would be subject to performance-based restrictions and would vest, if at all, if the Company’s net income determined in accordance with generally accepted accounting principles exceeded an aggregate of $300 million for the period January 1, 2011 through and including December 31, 2013 and the participant was then an employee of the Company (except for retirement, death or disability). If that level of aggregate net income is not exceeded for the three-year period ending December 31, 2013, or if the participant is no longer an employee of the Company for any reason other than retirement, death or disability before December 31, 2013, the shares of stock subject to performance-based restrictions would be forfeited.
     The other one half of the number of shares granted to an individual would vest on the earlier of (i) December 31, 2013, if the net income threshold described above for performance-based restricted shares is met for the three-year period ending December 31, 2013, or (ii) February 25, 2016, if the participant is then an employee of the Company (except for retirement, death or disability).
     Dividends declared on the Company’s common stock will be accumulated and paid in stock to holders of performance/restricted stock when and if the restrictions lapse on the shares. The aggregate number of shares of performance/restricted stock granted to an individual is determined by dividing a predetermined percentage of the individual’s base salary by the average of the high and low trading prices of a share of Company common stock on the date of grant. The following table shows the respective percentage of base salary used to determine the number of shares of performance/restricted stock for the named individuals:

Name	Percentage
Mr. Hassey	200%
Mr. Harshman	170%
Mr. Walton	125%
Mr. Reid	100%
Mr. Dunlap	100%
     (2) TSRP
     The Company’s TSRP measures the Company’s relative total shareholder return (generally, the change in the trading price of a share of common stock of the Company plus dividends paid) (“TSR”) for the performance measurement period against the total shareholder return of a group of publicly traded companies deemed comparable by the Committee for the same performance measurement period. A target number of shares, determined by dividing a predetermined percentage of an individual’s base salary by the average of the closing price of a share of the Company’s common stock for the thirty business days preceding January 1, 2011, will be delivered in 2014 to TSRP participants if the Company’s relative TSR is at the 50th percentile. One half of the target number of shares will be delivered if the level of the Company’s TSR performance is at the 25th percentile, twice the target number if the level of the Company’s TSR performance is at the 75th percentile and three times the target number if the level of the Company’s TSR performance is at the 90th percentile or higher; interpolation is made on a straight line basis. The following table shows the percentage of base salary used to determine the target number of shares for the TSRP award for the 2011-2013 performance measurement period for the named individuals:

Name	Percentage
Mr. Hassey	200%
Mr. Harshman	170%
Mr. Walton	125%
Mr. Reid	100%
Mr. Dunlap	100%
     (3) KEPP
     The Company’s KEPP is a performance-based long-term cash incentive plan in which ten key individuals, including the five named individuals, participate and will receive cash payments if, but only if, a predetermined level of aggregate income before taxes is attained or exceeded for the applicable performance measurement period.
     Operationally, the KEPP program is divided into two levels. Level I requires payment of cash bonuses if a designated level of aggregate income before taxes (IBT) is reached. Level II is a separate bonus pool formed if pre-set strategic action goals are achieved and permits participants to earn awards even if the pre-set financial goals under Level I are not achieved. The purpose of Level II is to direct the management team to perform specific actions that, if achieved, the Company expects will result in outstanding earnings over a three-year period. At the February 24, 2011 meeting, the Committee specified and weighted 16 specific key strategic objectives under Level II which are unique to the business and plans of the Company and which the Committee believes are essential to position the Company for sustained financial performance not only for the 2011-2013 performance measurement period but also for years thereafter.
     The levels of aggregate income before taxes specified by the Committee for the 2011-2013 performance measurement period under KEPP Level I are amounts of earnings that the Committee believes represent a platform for growth. KEPP Level I for the 2011-2013 performance measurement period is denominated in ten different levels of IBT starting at a minimum amount of $900 million in IBT and increasing in increments of $100 million for each of the successive nine gradients, up to a maximum of $1,800 million in IBT.
     At the lowest gradient, $900 million in IBT for the 2011-2013 performance measurement period, the Level I and Level II bonus pools are each approximately 0.48% of the target amount of IBT. Level I bonus pools under KEPP increase on a graduated scale as IBT increases through the specified gradients and reach a maximum of 2.42% of IBT at the highest of the ten gradients. Level II bonus pools, subject to the Committee’s negative discretion, are based on the relative degree to which the Committee determines that the key strategic objectives are achieved during the performance measurement period. The aggregate amount payable under KEPP Level I and Level II for the performance measurement period cannot exceed the highest amount payable under Level I alone. No additional KEPP payment is made in respect of IBT in excess of the highest gradient of $1,800 million for the 2011-2013 KEPP performance measurement period.

     Under the banking feature of KEPP, if the actual achievement for any one year in a particular KEPP performance measurement period equals or exceeds a pro rata target gradient, KEPP participants earn one third of the KEPP payment for that gradient and that amount is paid after the end of the KEPP performance measurement period. Banked amounts for prior periods that have been earned but not yet paid are reported in the proxy statement compensation tables in the years earned.
     At the February 24, 2011 meeting, the Committee also determined the amounts of cash bonuses that would be paid under Level I at each gradient of IBT and the amount subject to the Committee’s negative discretion at each gradient of IBT under Level II. The following table shows the approximate average percentage of the bonus pools payable to the named individuals under the KEPP for the 2011-2013 performance measurement period:

Name	Percentage
Mr. Hassey	21.4%
Mr. Harshman	14.2%
Mr. Walton	10.1%
Mr. Reid	8.0%
Mr. Dunlap	9.4%
D. Target Setting Considerations under Incentive Plans
     The Committee set target levels for performance measures for the 2011 AIP and for the three-year measurement period (2011-2013) under the PRSP and the KEPP in light of the improving business conditions throughout 2010. The Committee acknowledged general economic forecasts that conditions were likely to continue to steadily improve in 2011. AIP target performance was deemed aggressive and set to match the Company’s current ambitious internal forecasts.
     The Committee elected to maintain the relative weight of the incentive programs as compared to total target compensation as in past years. The Committee was advised that base salary levels at the Company continued to be at less than the 50th percentile of the group of public companies used by the Committee to benchmark compensation. ATI’s total compensation package for the named individuals is highly leveraged with the majority of the compensation comprised of variable compensation elements. Base salary as a percentage of total compensation if actual performance is at target is 13% for Mr. Hassey; 15% for Mr. Harshman; 18% for Mr. Walton; and 21% for each of Messrs. Reid and Dunlap. If actual performance exceeds target, the relative compensation of the named individuals will exceed the median of the comparable group to the extent that, if the maximum level of performance under the KEPP is achieved, total compensation for the three-year period (assuming a constant stock price at the award value) could reach or exceed the 90th percentile.
     The Committee believes that these opportunity levels are justified not only by the relative weighting of incentive to guaranteed performance but also by the aggressive target performance levels set by the Committee. The Committee believes that the target requirements are significant challenges to management. If achieved, the rewards to management will be relatively high as compared to the peer group, but the Company will have been positioned for continued profitable growth with enhanced titanium sponge, titanium melt, nickel-based superalloy melt, and finishing capabilities and improvements in its other businesses. The Committee’s advisors informed the Committee that the performance requirements set by the Committee are at growth levels that exceed the average of the growth levels of other members of the peer group.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED
By:	/s/ Jon D. Walton
Jon D. Walton
Executive Vice President, Human Resources, Chief Legal and Compliance Officer

Dated: March 2, 2011